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                                                                     Exhibit 5.1


              [SMITH, STRATTON, WISE, HEHER & BRENNAN LETTERHEAD]


                                November 1, 1999


Princeton Video Image, Inc.
15 Princess Drive
Lawrenceville, New Jersey 08648

Gentlemen:

     We have acted as counsel to Princeton Video Image, Inc., a New Jersey corporation (the "Company"), in connection with the filing by the Company of a registration statement on Form S-3 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the registration of 1,592,727 shares of the Company's common stock, no par value (the "Shares"), which are to be offered by the shareholders listed in the Registration.

      In connection with the Registration Statement, we have examined such corporate records and documents, other documents, and such questions of law as we have deemed necessary or appropriate for purposes of this opinion. On the basis of such examination, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Prospectus contained therein and elsewhere in the Registration Statement and Prospectus.


                                       Sincerely,


                                       /s/ SMITH, STRATTON,
                                       WISE, HEHER & BRENNAN